Exhibit (a)(5)(i)

DCS Announces Intention to Conduct Tender Offer

Lisle, IL – September 14, 2009 – (NYSE: DCS) Claymore Dividend & Income Fund (the “Fund”), a non-diversified closed-end management investment company, announced today, as part of its continuing efforts to increase shareholder value, its intention to conduct an in-kind tender offer to purchase up to 40%-45% of the Fund’s outstanding common shares. Shareholders who participate in the proposed tender offer would receive a pro-rata distribution of portfolio securities of the Fund, subject to certain adjustments, upon tendering their common shares. Additional information regarding the terms of the tender offer will be set forth in the offer to purchase which will be sent to all shareholders upon commencement of the tender offer.

After considering a number of options to address the discount to NAV of the market price at which the common shares trade, and to provide common shareholders with additional liquidity, the Board of Trustees of the Fund (the “Board”), after careful consideration and upon the recommendation of the Fund’s investment adviser, Claymore Advisors, LLC, determined that under current market conditions, a tender offer structured in this manner would be in the best interest of all shareholders of the Fund. The Board considered that the proposed tender offer could enable common shareholders to tender common shares at a price that is greater than what they could realize in the secondary market at that time. Additionally, the Board considered that the proposed tender offer would increase liquidity for common shareholders and may assist in narrowing the discount to NAV of the market price at which common shares have traded at certain times. The Board also considered the potential negative effects the proposed tender offer might have on the Fund’s expense ratio and on the amount of leverage the Fund can maintain. Additionally, the Board considered what effect the proposed tender offer may have on management of the Fund’s portfolio. There can be no assurance that the proposed tender offer will cause the discount at which the Fund’s common shares trade to narrow or that the common shares will trade at a price equal to their NAV. Likewise, there can be no assurance that the Fund’s proposed tender offer would not negatively affect its earnings per share.

Based on public filings with the Securities and Exchange Commission (the “SEC”), the Fund is aware that certain shareholders of the Fund own 5% or more of the Fund’s outstanding voting securities. Pursuant to certain provisions of the Investment Company Act of 1940, as amended, such shareholders would be unable to participate in an in-kind tender offer without the Fund first obtaining exemptive relief from the SEC. The Board has authorized the filing of such exemptive relief on behalf of the Fund.  In order to allow all common shareholders to participate in the proposed tender offer, the Board does not intend to conduct the proposed tender offer until such exemptive relief is granted. Therefore, the expected date on which the proposed tender offer would commence has not yet been determined. If such exemptive relief is not granted, the Board will decide what action, if any, to take.

This announcement is not a recommendation, an offer to purchase or a solicitation to sell any securities of the Fund. The Fund has not commenced the tender offer described herein. Any tender offer will be made only by an offer to purchase, a related letter of transmittal and other documents which will be filed with the SEC as exhibits to a tender offer statement on Schedule TO. Shareholders of the Fund should read the offer to purchase and tender offer statement on

Schedule TO and related exhibits when those documents are filed and become available, as they will contain important information about the tender offers.

Claymore Advisors, LLC, an affiliate of Claymore Securities, Inc., serves as the Fund’s Investment Adviser. Claymore Securities, Inc. is a privately-held financial services company offering unique investment solutions for financial advisors and their valued clients. Claymore entities have provided supervision, management and/or servicing on approximately $11.3 billion in assets, as of June 30, 2009. Claymore currently offers closed-end funds, unit investment trusts and exchange-traded funds. Registered investment products are sold by prospectus only and investors should read the prospectus carefully before investing. Additional information on Claymore’s closed-end funds is available at www.claymore.com/cef.
Manning & Napier Advisors, Inc. serves as the Fund’s interim Investment Sub-Adviser. Manning & Napier has been a registered investment adviser since 1970. For more than 35 years, Manning & Napier has focused on managing clients’ investments through a variety of market conditions, including five bear markets. The firm managed approximately $16 billion for individuals, corporations, defined benefit pension plans, 401(k) choice plans, Taft-Hartley accounts, endowments, foundations and municipal retirement plans as of December 31, 2008. It remains an employee-owned firm, with 100% of the firm owned by full-time employees.

There can be no assurance that the Fund will achieve its investment objectives. The net asset value of the Fund will fluctuate with the value of the underlying securities. It is important to note that closed-end funds trade on their market value, not net asset value, and closed-end funds often trade at a discount to their net asset value. Past performance is not indicative of future performance. An investment in the Fund is subject to certain risks and other considerations. Such risks and considerations include, but are not limited to: Investment Risk, Equity Risk, Preferred Securities Risk, Income Risk, Value Investing Risk, Interest Rate Risk, Inflation Risk, Lower-Grade Securities Risk, Foreign Securities Risk, Derivatives Risk, Illiquid Securities Risk, Fund Distribution Risk, Market Discount Risk, Industry Concentration Risk, Other Investment Companies Risk, Non-Diversified Status Risk, Financial Leverage Risk, Management Risk, , Current Developments Risk, Anti-Takeover Provisions, and Market Disruption Risk and Risks of Investing in AMPS.

The Fund and its trustees and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Fund’s 2009 annual meeting of shareholders (the “Annual Meeting”). The Fund plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with this solicitation of proxies for the Annual Meeting (the “2009 Proxy Statement”). Information regarding the names of the Fund’s trustees and executive officers and their respective interests in the Fund by security holdings or otherwise is set forth in the Fund’s proxy statement relating to the 2008 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at www.sec.gov and the Fund’s website at www.claymore.com/dcs. Additional information regarding the interests of such potential participants will be included in the 2009 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive 2009 Proxy Statement for the Annual Meeting with the SEC, the Fund will mail the definitive 2009 Proxy Statement and a proxy card to each shareholder entitled to vote at the Annual Meeting. We urge investors to read the 2009 Proxy Statement (including any amendments or supplements thereto) and any other relevant documents that the Fund files with the SEC when they become available because they will contain important information. Shareholders will be able to obtain, free of charge, copies of the 2009 Proxy Statement and any other documents filed by the Fund with the SEC in connection with the Annual Meeting at the SEC’s website at (www.sec.gov), at the Fund’s website (www.claymore.com/dcs) or by contacting Claymore Dividend & Income Fund, 2455 Corporate West Drive, Lisle, Illinois 60532, 866-796-1290.

Investors should consider the investment objectives and policies, risk considerations, charges and expenses of the Fund carefully before they invest. For this and more information, please contact a securities representative or Claymore Securities, Inc., 2455 Corporate West Drive, Lisle, Illinois 60532, 800-345-7999.

Press and Analyst Inquiries:
William T. Korver
Claymore Securities, Inc.
cefs@claymore.com
630-505-3700

Member FINRA/SIPC (9/09)

NOT FDIC-INSURED | NOT BANK-GUARANTEED | MAY LOSE VALUE